Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:
800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Enter into

$185 Million Senior Secured Credit Facility

Syracuse, New York — (Businesswire) — March 12, 2007 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced that on March 9, 2007, Carrols Corporation entered into a loan agreement providing for a new senior secured credit facility with a syndicate of ten lenders. The new senior secured credit facility provides for a $65 million five-year revolving credit facility and $120 million principal amount of term loan A borrowings which mature in six years. Wachovia Capital Markets, LLC and Banc of America Securities LLC acted as joint arrangers and book managers.

Carrols used the net proceeds from the new senior secured credit facility to repay all outstanding borrowings and obligations under its old senior secured credit facility. At closing, amounts outstanding under the new senior credit facility included the $120 million term loan borrowings and $4.3 million borrowed under the revolving credit facility. In addition, there was $45.7 million available for borrowings under the revolving credit facility (after reserving $15.0 million for letters of credit guaranteed under the facility).

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We are pleased to have closed this financing, which we believe will provide us with the flexibility to fund the capital needs of our growing business, and at more favorable interest rates than under our prior senior credit facility. We anticipate that the availability of capital under this agreement will facilitate our growth plans as we move forward.”

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States, operating three restaurant brands in the quick-casual and quick-service restaurant segments with 547 company-owned and operated restaurants in 16 states as of December 31, 2006, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent our expectations or beliefs concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols Restaurant Group’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

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